CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Columbia Funds Series Trust I of our reports dated June 20, 2024, relating to the financial statements and financial highlights, which appear in the Annual Reports on Form N-CSR of the funds indicated in Appendix A for the year ended April 30, 2024. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Organization and Management of Wholly-Owned Subsidiaries” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
August 22, 2024

Appendix A

Columbia Funds Series Trust I

Columbia Bond Fund

Columbia Small Cap Value Fund I

Columbia U.S. Treasury Index Fund

Columbia Corporate Income Fund

Multi-Manager Directional Alternative Strategies Fund

Columbia Total Return Bond Fund